Exhibit 4.17

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following summarizes the material terms of the capital stock of Martin Marietta Materials, Inc. (“Martin Marietta”).  Martin Marietta is a corporation incorporated under the laws of the State of North Carolina, and accordingly its internal corporate affairs are governed by North Carolina law and by its Restated Articles of Incorporation, as amended (the “Charter”), and its Bylaws, as amended (the “Bylaws”), which are filed as exhibits to Martin Marietta’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov.  The following summary is qualified in its entirety by reference to the applicable provisions of North Carolina law and the Charter and the Bylaws, which are subject to future amendment in accordance with the provisions thereof.  Martin Marietta common stock is the only class of securities of Martin Marietta registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Authorized Capital Stock

Martin Marietta’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 have been designated Class A preferred stock and 200,000 have been designated Class B preferred stock. The number of shares of Martin Marietta common stock issued and outstanding as of a recent date is set forth on the cover page of the most recent Annual Report on Form 10-K filed by Martin Marietta with the Securities and Exchange Commission.  As of the same date, Martin Marietta had no issued and outstanding shares of preferred stock.

Common Stock

Each holder of a share of Martin Marietta common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders.  The holders of Martin Marietta common stock have no preemptive rights and no rights to convert their common stock into any other securities.  There are also no redemption or sinking fund provisions applicable to the Martin Marietta common stock.

Holders of Martin Marietta common stock are entitled to receive dividends as may be declared from time to time by Martin Marietta’s board of directors out of funds legally available therefor.  Holders of Martin Marietta common stock are entitled to share pro rata, upon any liquidation or dissolution of Martin Marietta, in all remaining assets available for distribution to shareholders after payment or providing for Martin Marietta’s liabilities and the liquidation preference of any outstanding preferred stock.  The rights, preferences and privileges of the holders of Martin Marietta common stock are subject to and may be adversely affected by the rights of holders of shares of Class A preferred stock and Class B preferred stock, and any other series of Martin Marietta’s preferred stock that Martin Marietta may designate and issue in the future.

Class A Preferred Stock and Class B Preferred Stock

Ranking.  If and when issued, each of Martin Marietta’s Class A preferred stock and Class B preferred stock would rank ahead of its common stock with respect to the payment of dividends and the distribution of assets in the event of Martin Marietta’s liquidation or dissolution.  Each of the Class A preferred stock and the Class B preferred stock would rank junior to all other series of Martin Marietta’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Dividends.  Subject to the prior and superior rights of any shares of any series of preferred stock ranking prior and superior to the shares of Class A preferred stock and Class B preferred stock with respect to dividends, any holders of shares of Class A preferred stock and Class B preferred stock would receive when, as and if declared by Martin Marietta’s board of directors quarterly dividends out of funds legally available for the purpose, which would accrue and be cumulative.  Dividends would be payable in an amount per one one-thousandth of a share equal to one times the aggregate per share amount of all cash and non-cash dividends declared on the common stock and on the first day of January, April, July and October in each year, commencing, with respect to Class A preferred stock and Class B preferred stock, on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of that class of preferred stock.

So long as any dividends or distributions payable on Class A preferred stock or Class B preferred stock are in arrears, no shares may be repurchased and no dividends may be declared or paid with respect to shares ranking junior to Class A preferred stock or Class B preferred stock, including Martin Marietta common stock.

Voting Rights.  Holders of shares of each of Martin Marietta’s Class A preferred stock and Class B preferred stock would be entitled to vote as one voting class with the holders of Martin Marietta common stock on all matters submitted to a vote of Martin Marietta shareholders.  Each one-thousandth of a share of Class A preferred stock and Class B preferred stock would entitle the holder to one vote on all matters submitted to a vote of Martin Marietta shareholders. In the event that Martin Marietta at any time declares any dividend on common stock payable in shares of common stock, subdivides the outstanding common stock or combines the outstanding common stock into a smaller number of shares, the number of votes per share to which holders of shares of Class A preferred stock and Class B preferred stock would be entitled to immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that would be outstanding immediately prior to such event.

If at any time dividends on any Class A preferred stock or Class B preferred stock are in arrears in an amount equal to four quarterly dividends, all holders of preferred stock with dividends in arrears in an amount equal to four quarterly dividends, voting as a class, will have the right to elect two directors. Except as set forth in the articles of amendment with respect to the Class A preferred stock and the Class B preferred stock, holders of Class A preferred stock or Class B preferred stock shall have no special voting rights with respect to such shares and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

If an alteration, amendment or repeal of any provision of the Charter would materially alter or change any of the powers, preferences or special rights of the Class A preferred stock or the Class B preferred stock, the affirmative vote of the holders of a majority of the outstanding shares of each such class of preferred stock so affected, voting separately as a class, would be required.

Rights upon Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of Martin Marietta, holders of Class A preferred stock and Class B preferred stock would be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to such class of preferred stock, a liquidation preference in the amount of $10.00 per share (which is equal to $0.01 per one one-thousandth of a share), plus an amount equal to accrued and unpaid dividends and distributions.  Thereafter, the holders of Class A preferred stock and Class B preferred stock would be entitled to receive an aggregate amount per one one-thousandth of a share equal to one times the aggregate amount to be distributed per share to holders of shares of common stock.  Following the payment of the foregoing, the holders of Class A preferred stock and Class B preferred stock and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed.  In the event that there are not sufficient assets to permit payment in full of the Class A preferred stock and the Class B preferred stock liquidation preference and the liquidation preferences of all other series of preferred stock, if any, which rank on parity with the Class A preferred stock and the Class B preferred stock, then such remaining assets would be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preference.

Redemption.  Shares of Class A preferred stock and Class B preferred stock are not redeemable.

Additional Classes or Series of Preferred Stock

The Charter permits Martin Marietta’s board of directors, without further action by the shareholders, to issue one or more additional series of preferred stock with such designations, preferences, limitations and relative rights as the board of directors may determine from time to time.  Accordingly, without action by the shareholders, Martin Marietta’s board of directors may designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of Martin Marietta’s common stock.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in the Charter, the Bylaws and the North Carolina Business Corporations Act (the “NCBCA”) may make it more difficult to acquire control of Martin Marietta or remove its management.

Removal of Directors.  Directors may be removed only for cause by a majority vote of the shareholders.  Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to Martin Marietta, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of Martin Marietta shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Share Repurchases, Mergers, Consolidations, Sales and Leases.  The Charter requires any purchase by Martin Marietta of shares of its voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of Martin Marietta’s voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, the Charter requires Martin Marietta to get the approval of not less than 66-2/3% of its voting stock not beneficially owned by an interested shareholder and 80% of all of its voting stock, in addition to any vote required by law, before Martin Marietta may enter into various transactions with interested shareholders, including the following:

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any merger or consolidation of Martin Marietta or any of its subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

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any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of Martin Marietta’s assets or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more;

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the issuance or transfer by Martin Marietta or any of its subsidiaries of any of Martin Marietta’s equity securities (including any security convertible into equity securities) or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of Martin Marietta proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

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any reclassification of securities or recapitalization of Martin Marietta, or any merger or consolidation of Martin Marietta with any of its subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of Martin Marietta or any of its subsidiaries that are directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for any transaction approved by a majority of Martin Marietta’s disinterested directors or for the purchase by Martin Marietta of shares of voting stock from an interested shareholder unless such vote is required by the provision described in the first paragraph of this subsection.

The Charter defines an interested shareholder as any individual, firm, corporation, partnership, or other entity who or that:

•	is the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock;

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is an affiliate of Martin Marietta and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock; or

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is an assignee of or successor to any shares of Martin Marietta’s voting stock that were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations. The Bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders.  Generally, to be timely, notice for an annual meeting must be received at Martin Marietta’s principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of Martin Marietta shareholders. The Bylaws also specify the form and content of a shareholder’s notice.  These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings.  A special meeting of the shareholders of Martin Marietta may be called only by the chairman of its board of directors, its president, or by its board of directors or executive committee.

Takeover Statutes. The NCBCA includes two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act.  The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20 percent or more of its voting stock.  The Control Share Acquisition Act precludes an acquirer of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20 percent, 33-1/3 percent or 50 percent, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to Martin Marietta because, as permitted by these statutes, Martin Marietta elected not to be covered by them and included a provision in its initial articles of incorporation reflecting that election.

Transfer Agent

The transfer agent and registrar for Martin Marietta’s common stock is the American Stock Transfer & Trust Company.